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                                                                      Exhibit 5

                            INSIGHT HEALTH SERVICES CORP.
                  CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
                       OF CONVERTIBLE PREFERRED STOCK, SERIES B

                (Pursuant to Section 151(g) of the General Corporation
                            Law of the State of Delaware.)

      InSight Health Services Corp., a corporation organized and existing under the laws of the State of Delaware (hereinafter the "Company"), DOES HEREBY CERTIFY THAT, pursuant to authority conferred upon the Board of Directors of the Company (the "Board") by the certificate of incorporation of the Company, as amended, the Board unanimously adopted the following resolutions on October 14, 1997 authorizing the issuance of the Series B Convertible Preferred Stock of the Company, which resolutions are still in full force and effect and are not in conflict with any provisions of the Certificate of Incorporation or Bylaws of the Company:

      RESOLVED, that pursuant to authority vested in the Board by the Certificate of Incorporation, the Board does hereby establish a series of preferred stock of the Company from the Company's authorized class of 3,500,000 shares of $.001 par value preferred shares, such series to consist of 25,000 shares, and does hereby fix and state the voting rights, designation, powers, preferences and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereof, as follows:

      SECTION 1.     DESIGNATION.

      The Preferred Stock created and authorized hereby shall be designated as the "Convertible Preferred Stock, Series B" (hereinafter called the "SERIES B PREFERRED STOCK"). The number of shares of Series B Preferred Stock shall be 25,000 and no more.

      SECTION 2.     RANK.

      The Series B Preferred Stock shall, with respect to dividend distributions and distributions upon the liquidation, winding up and dissolution of the Company, rank senior to all classes of Common Equity of the Company, and to each other class or series of Capital Stock of the Company (except for the Convertible Preferred Stock, Series A (hereinafter called the "SERIES A PREFERRED STOCK")) the terms of which do not expressly provide that it ranks senior to or on a parity with the Series B Preferred Stock as to dividend distributions and distributions upon the liquidation, winding up and dissolution of the Company (collectively referred to with the Common Equity of the Company as "JUNIOR SECURITIES"). The Series B Preferred Stock shall, with respect to dividend distributions and distributions upon the liquidation, winding up and dissolution of the Company, rank on a parity with any class or series of Capital Stock hereafter created which expressly provides that it ranks on a parity with the Series B Preferred Stock as to dividend distributions and distributions upon the liquidation, winding up and dissolution of the Company (shares of such a class or series, together with shares of the Series A Preferred Stock, shares of the Convertible Preferred Stock, Series C (the "SERIES C PREFERRED STOCK"), and shares
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of the Convertible Preferred Stock, Series D (the "SERIES D PREFERRED
STOCK") are, collectively, the "PARITY SECURITIES"); provided that any purported Parity Securities that were not created, authorized or issued in accordance with
Section 11 hereof shall be deemed to be Junior Securities and not Parity Securities. The Series B Preferred Stock shall, with respect to dividend distributions and distributions upon the liquidation, winding up and dissolution of the Company, rank junior to each class or series of Capital Stock hereafter issued in accordance with Section 11 hereof and which expressly provides that it ranks senior to the Series B Preferred Stock as to dividend distributions or distributions upon the liquidation, winding up and dissolution of the Company ("SENIOR SECURITIES"). Any purported Supervoting Securities that were not created, authorized or issued in accordance with Section 11 hereof shall be deemed for all purposes related to voting rights to be identical to Common Stock, including, without limitation, as to voting rights with respect to the election of directors and all other matters submitted to a vote of stockholders.

      SECTION 3.     DIVIDENDS.

      (a) The Company may (when, as and if declared by the Board of Directors of the Company) declare and pay dividends, out of the entire assets and funds of the Company legally available therefor to the holders of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the common stock, $.001 par value per share, of the Company (the "COMMON STOCK") ratably based on the number of shares of Common Stock held by each such Holder (assuming full conversion of all such shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock into Common Stock); PROVIDED, HOWEVER, that no dividend whatsoever shall be paid, and no distribution shall be made, on any Common Stock unless and until each holder of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock shall have been paid in full its respective pro rata portion of such dividend.

      (b) Holders of shares of the Series B Preferred Stock shall be entitled to receive the dividends provided for in Section 3(a) hereof in preference to and in priority over any dividends upon any of the Junior Securities, except for the Common Stock.

      (c) Holders of shares of the Series B Preferred Stock shall be entitled to receive the dividends provided for in Section 3(a) hereof on a pro rata basis with respect to any dividends upon any Parity Securities.

      SECTION 4.     LIQUIDATION PREFERENCE.

      (a) Upon any Liquidating Event with respect to the Company, the Holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Company available for distribution to its stockholders, $1,000 per share of Series B Preferred Stock (the "LIQUIDATION PREFERENCE"), plus an amount in cash equal to any declared but unpaid dividends thereon, before any payment shall be made or any assets distributed to the holders of any of the Junior Securities, including, without limitation, Common Stock. Except as provided in the preceding sentence, holders of shares of Series B Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of the

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Company.  If the assets of the Company are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of the Series B Preferred Stock and all Parity Securities, then the holders of all such shares shall share equally and ratably in such distribution of assets of the Company in accordance with the amounts which would be payable on such distribution if the amount to which the holders of outstanding shares of Series B Preferred Stock and the holders of outstanding shares of all Parity Securities are entitled were paid in full.

      (b) "LIQUIDATING EVENT" shall mean, with respect to any Person, any of the following events: (i) the commencement by such Person of a voluntary case under the bankruptcy laws of the United States, as now or hereafter in effect, or the commencement of an involuntary case against such Person with respect to which the petition shall not be controverted within 15 days, or be dismissed within 60 days, after commencement thereof; (ii) the appointment of a custodian for, or the taking charge by a custodian of, all or substantially all of the property of such Person; (iii) the commencement by such Person of any proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to such Person; (iv) the commencement against such Person of any proceeding set forth in the preceding clause (iii), which is not controverted within 10 days thereof and dismissed within 60 days after the commencement thereof; (v) the adjudication of such Person insolvent or bankrupt, or the adoption by such Person of a plan of liquidation; (vi) the occurrence of any Change of Control with respect to such Person or (vii) the filing of a certificate of dissolution in respect of the Company with the Secretary of State of the State of Delaware; in any of cases (i) through (vi) above, in a single transaction or series of related transactions.

      SECTION 5.     TYPE A CONVERSION

      (a) Each holder of Series B Preferred Stock shall have the right, at its option, at any time, to convert, subject to the terms and provisions of this
Section 5, all, but not less than all, of its Series B Preferred Stock then outstanding into such number of fully paid and non-assessable shares of Common Stock as results from dividing (i) the sum of (A) the aggregate Liquidation Preference of all shares of Series B Preferred Stock to be converted plus (B) any declared but unpaid dividends on such shares, by (ii) the applicable Conversion Price on the Conversion Date. In addition, and without limiting the right to conversion in whole set forth above, substantially contemporaneously with any Partial Conversion Event, each holder of Series B Preferred Stock shall have the right, at its option, to convert (which conversion, if such option is exercised, shall be deemed to occur on such Partial Conversion Event), subject to the terms and provisions of this Section 5, all or any part of its Series B Preferred Stock then outstanding into such number of fully paid and non-assessable shares of Common Stock as results from dividing (i) the sum of
(A) the aggregate Liquidation Preference of all shares of Series B Preferred Stock to be converted plus (B) any declared but unpaid dividends on such shares, by (ii) the applicable Conversion Price (as defined below) on the Conversion Date. The person or persons entitled to receive the shares of Common Stock upon conversion of such shares of Series B Preferred Stock shall be treated for all purposes as having become the record holder or holders of such shares of Common Stock on the Conversion Date and such conversion shall be at the Conversion Price in effect at such time.

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      (b)  In order to convert all or any portion of its outstanding Series B
Preferred Stock into shares of Common Stock pursuant to this Section 5, the holder of such Series B Preferred Stock shall deliver certificates representing the shares of Series B Preferred Stock to be converted to the Company at its principal office, together with written notice that it elects to convert those shares of Series B Preferred Stock into shares of Common Stock in accordance with the provisions of this Section 5. Such notice shall specify the number of shares of Series B Preferred Stock to be converted and the name or names in which the holder wishes the certificates for shares of Common Stock to be registered.

      (c) Upon any Type A Conversion, pursuant to this Section 5 and Section 5 of the certificate of designation of Series C Preferred Stock, of all of the outstanding shares of Series B Preferred Stock and Series C Preferred Stock, the Company shall immediately file a certificate with the Secretary of State of the State of Delaware, pursuant to Section 151(g) of the Delaware General Corporation Law, setting forth a resolution or resolutions adopted by the Board of Directors of the Company that none of the authorized shares of Series D Preferred Stock are outstanding and that none will be issued subject to the Series D Certificate of Designation.

      SECTION 6.     TYPE B CONVERSION

      (a) The right to conversion set forth in this Section 6 shall be in addition to, and not in lieu of, the conversion rights set forth in Section 5.

      (b) At any time on or after the Type B Trigger Date, the Majority Holders may elect to deliver an irrevocable Type B Conversion notice (the "TYPE B CONVERSION NOTICE") to the Company; PROVIDED, HOWEVER, that no such Type B Conversion Notice shall be effective unless substantially contemporaneously with the delivery of such Type B Conversion Notice, Majority Holders of the Series C Preferred Stock shall deliver a Type B Conversion Notice (as defined in the Certificate of Designation relating to the Series C Preferred Stock) to the Company. The date of delivery to the Company of a Type B Conversion Notice shall be denominated herein a "TYPE B EVENT DATE" or a "CONVERSION DATE". Upon receipt of a Type B Conversion Notice, the Company shall as soon as practicable deliver a copy of such Type B Conversion Notice to each holder of Series B Preferred Stock and each holder of Series C Preferred Stock.

      (c) On the Type B Event Date, each share of Series B Preferred Stock then outstanding shall automatically be converted into such number of fully paid and non-assessable shares of Series D Preferred Stock as results from dividing (i) the sum of (A) the aggregate Liquidation Preference of such share of Series B Preferred Stock plus (B) any declared but unpaid dividends on such share, by
(ii) the product of ten (10) times the applicable Conversion Price on the Conversion Date. The person or persons entitled to receive the shares of Series D Preferred Stock upon conversion of such shares of Series B Preferred Stock shall be treated for all purposes (including without limitation voting rights) as having become the record holder or holders of such shares of Series D Preferred Stock on the Type B Event Date, whether or not such person or persons deliver its certificates for shares of Series B Preferred Stock to the Company on the Type B Event Date.

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      (d)  As soon as practicable after the Type B Event Date, each holder of
Series B Preferred Stock shall deliver its certificates for shares of Series B Preferred Stock to the Company at its principal office. Except as provided in this Certificate of Designation, all rights with respect to such Series B Preferred Stock shall terminate on the Type B Event Date, and on such Type B Event Date the holders of the shares of Series D Preferred Stock into which the shares of Series B Preferred Stock were converted shall have all of the rights accorded to holders of the Company's Series D Preferred Stock.

      (e) The rights of holders of shares of Series B Preferred Stock pursuant to this Section 6 shall not be transferable, except to an Initial Purchaser Affiliate.

      SECTION 7.     GENERAL PROVISIONS RELATING TO CONVERSION

      The following provisions shall be applicable to any conversion pursuant to either Section 5 or Section 6 hereof.

      (a) As promptly as practicable after the surrender as hereinabove provided of certificates representing shares of Series B Preferred Stock converted or to be converted into shares of Common Stock or Series D Preferred Stock, the Company shall deliver or cause to be delivered to the holder, or the holder's designee, certificates representing the number of fully paid and non-assessable shares of Common Stock or Series D Preferred Stock into which the shares of Series B Preferred Stock are converted (including any adjustment pursuant to Section 8(b) below) and, if less than the entire number of shares of Series B Preferred Stock represented by the certificate or certificates surrendered is to be converted, a new certificate for the number of shares of Series B Preferred Stock not so converted. So long as any shares of Series B Preferred Stock remain outstanding, the Company shall not close its Common Stock transfer books. The issuance of certificates representing shares of Common Stock or Series D Preferred Stock issued upon the conversion of shares of Series B Preferred Stock shall be made without charge to the holder of Series B Preferred Stock for any tax in respect of the issuance of such certificates (other than any transfer, withholding or other tax if the shares of Common Stock or Series D Preferred Stock are to be registered in a name different from that of the registered holder of Series B Preferred Stock).

      (b) No fractional shares of Common Stock or scrip representing fractional shares of Common Stock or Series D Preferred Stock shall be issued upon any conversion of any shares of Series B Preferred Stock, and the number of shares of Common Stock or Series D Preferred Stock to be issued shall be rounded up to a whole share.

      (c) The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock and preferred stock, par value $.001 per share, solely for the purpose of effecting the conversion of shares of Series B Preferred Stock and the Series C Preferred Stock and the issuance of Common Stock in respect of the Warrants and the GE Warrants, the full number of whole shares of Common Stock and Series D Preferred Stock then deliverable upon the conversion of all shares of Series B Preferred Stock and Series C Preferred Stock then outstanding and the issuance of Common Stock in respect of the Warrants and the GE Warrants. The Company shall take at all times such corporate action as shall be necessary in

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order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock or Series D Preferred Stock upon the conversion of shares of Series B Preferred Stock in accordance with the provisions of Section 5 and Section 6, the conversion of shares of Series C Preferred Stock and the issuance of Common Stock in respect of the Warrants and the GE Warrants. If at any time the number of authorized but unissued shares of Common Stock or Series D Preferred Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the conversion of all then outstanding shares of Series C Preferred Stock and the issuance of Common Stock in respect of the Warrants and the GE Warrants, in addition to such other remedies as shall be available to the holders of the Series B Preferred Stock, the Company shall forthwith take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock or Series D Preferred Stock to such numbers of shares as shall be sufficient for such purpose, including but not limited to promptly calling and holding a meeting of the Company's stockholders, at which the Company's stockholders shall vote on a proposed amendment to the Certificate of Incorporation that would so increase the number of authorized shares of Common Stock or preferred stock, par value $.001 per share, as appropriate, a favorable vote for which amendment shall have been recommended to the Company's stockholders by the Board of Directors, pursuant to a duly and validly adopted resolution of the Board of Directors setting forth the amendment proposed and declaring its advisability, all in accordance with
Section 242 of the Delaware General Corporation Law; and, in case of an increase in the number of authorized shares, of such preferred stock, the Board of Directors shall promptly cause to become effective a certificate of increase pursuant to Section 151 of the Delaware General Corporation Law.

      (d) If any shares of Common Stock or Series D Preferred Stock to be reserved for the purpose of conversion of Series B Preferred Stock require registration or listing with, or approval of, any governmental authority, stock exchange, NASD Inc., Nasdaq or other regulatory body under any federal or state law, federal or state regulation, rule of NASD Inc., Nasdaq or otherwise, before such shares may be validly issued or delivered upon conversion, the Company shall, in good faith and as expeditiously as practicable, endeavor to secure such registration, listing or approval, as the case may be.

      (e)  All shares of Common Stock or Series D Preferred
Stock that may be issued upon conversion of the Series B Preferred Stock shall upon issuance by the Company be validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issuance thereof.

      (f) In the event of any taking by the Company of a record of the holders of any class of Capital Stock for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of Capital Stock or any other securities or property, or to receive any other right, the Company shall mail to each holder of Series B Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

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      (g)  The Company shall not, by amendment of its Certificate of
Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in the carrying out of all the provisions of this Section 7 and Sections 5, 6 and 8 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the shares of Series B Preferred Stock against impairment of any kind.

      SECTION 8.     CONVERSION PRICE.

      (a) As used herein, the "Conversion Price" shall initially be $8.375 per share of Common Stock, subject to adjustment as set forth below. In order to prevent the dilution of the rights granted hereunder, the Conversion Price shall be subject to adjustment from time to time as provided in this Section 8.

      (b)  If and whenever the Company issues or sells or, in accordance with
Section 8(c), is deemed to have issued or sold, any share of Common Equity without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to such issuance or sale, the Conversion Price in effect immediately prior to such time shall immediately be reduced to the price determined by dividing (i) an amount equal to the sum of (A) the number of shares of Common Equity outstanding immediately prior to such issuance multiplied by the Conversion Price in effect immediately prior to such issuance, and (B) the consideration, if any, received by the Company upon such issuance, by (ii) the total number of shares of Common Equity outstanding immediately after such issuance. Notwithstanding the foregoing, there shall be no adjustment to the Conversion Price with respect to (i) the granting of stock options to employees of the Company authorized but not granted as of the Initial Issue Date for an aggregate of up to 300,000 shares of Common Equity (as such number of shares is equitably adjusted for subsequent stock splits reclassifications, stock combinations, stock dividends and recapitalizations), or (ii) the issuance upon exercise of up to 300,000 shares of Common Equity (as such number of shares is equitably adjusted for subsequent stock splits, stock combinations, stock dividends and recapitalizations) in connection with the stock options described in clause (i) of this sentence.

      (c)  For purposes of determining the adjusted Conversion Price under
Section 8(b) above, the following shall be applicable:

           (1) CONSIDERATION. If any Common Equity, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the cash amount received by the Company therefor (which, in the case of any public offering of such securities for cash, shall not be reduced for any underwriters discount, and in no event shall be reduced by the amount of any reasonable expenses actually paid by the Company in connection therewith). In case any Common Equity, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by

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the Company shall be the fair market value of such consideration.  In case any Common Equity, Options or Convertible Securities are issued to the owners of the other constituent entity in connection with any merger in which the Company or any Subsidiary of the Company is a constituent entity, the amount of consideration for such Common Equity, Options or Convertible Securities shall be deemed to be the fair market value of such portion of the net assets and business of such other constituent entity as is fairly attributable to such Common Equity, Options or Convertible Securities, as the case may be. The fair market value of any consideration other than cash shall be determined jointly by the Company and the Majority Holders. If such parties are unable to reach agreement within a reasonable period of time, such fair market value shall be determined by an appraiser jointly selected by the Company and the Majority Holders. If such parties are unable to reach agreement within a reasonable period of time, such fair market value shall be determined by an appraiser reasonably selected by the Company and reasonably approved by the Majority Holders. The determination of such appraiser shall be final and binding on the Company and the holders of the shares of Series B Preferred Stock, and the fees and expenses of such appraiser shall be paid by the Company, unless the fair market value determined by such appraiser is less than five percent (5%) above the value proposed in writing by the Company and rejected by the Majority Holders prior to the selection of such appraiser, in which event the fees and expenses of such appraiser shall be for the account of the holders of the then outstanding shares of Series B Preferred Stock (on a pro rata basis).

           (2) OPTIONS AND CONVERTIBLE SECURITIES. In the case of the granting or sale of any Option or Convertible Security (whether or not at the time convertible, exercisable or exchangeable):

                 (A) the aggregate maximum number of shares of Common Equity deliverable, directly or indirectly, upon exercise of any Option shall be deemed to have been issued at the time such Option was granted and for a consideration equal to the (i) consideration (determined in the manner provided in subsection (1) above), if any, received by the Company upon the issuance of such Option plus (ii) the minimum purchase price provided in such Option for the Common Equity covered thereby, up to an amount equal to the Conversion Price in effect at the time such Option was granted;

                 (B) the aggregate maximum number of shares of Common Equity deliverable upon conversion of or in exchange for any such Convertible Security, or upon the exercise of any Option to purchase or acquire any Convertible Security and the subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such Convertible Security was issued or such Option was issued and for a consideration equal to the consideration, if any, received by the Company for any such Convertible Security and any related Option, plus the additional consideration (determined in the manner provided in subsection (1)

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                 above), if any, to be received by the Company upon the
                 conversion or exchange of such Convertible Security, or upon the exercise of any related Option to purchase or acquire any Convertible Security and the subsequent conversion or exchange thereof;

                 (C) on any change in the number of shares of Common Equity deliverable, directly or indirectly, upon conversion, exercise or exchange of any such Option or Convertible Security or any change in the consideration to be received by the Company upon such exercise, conversion or exchange, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Conversion Price as then in effect shall forthwith be readjusted to such Conversion Price as would have been obtained had an adjustment been made upon the issuance of such Option or Convertible Security upon the basis of such change;

                 (D) if the Conversion Price shall have been adjusted upon the issuance of any such Option or Convertible Security, no further adjustment of the Conversion Price shall be made for the actual issuance of Common Equity upon any exercise, conversion, or exchange thereof;

      provided, however, that none of the events set forth in Section 8(c)(2)(A) through 8(c)(2)(D), inclusive, shall result in any increase in the Conversion Price.

           (3) INTEGRATED TRANSACTION. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options shall be deemed to have been issued without consideration.

           (4) TREASURY SHARES. The number of shares of Common Equity outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any shares so owned or held shall be considered an issuance or sale of Common Equity.

           (5) RECORD DATE. If the Company takes a record of the holders of Common Equity for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Equity, Options or in Convertible Securities or (B) to subscribe for or purchase Common Equity, Options or Convertible Securities, then such record date shall be deemed to be the date of the issuance or sale of the shares of Common Equity deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

      (d) If the Company at any time subdivides (by any stock split, stock dividend, reclassification, recapitalization or otherwise) one or more classes of its outstanding shares of Common Equity into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced. If the Company at any time combines

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(by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

       (e) Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company's assets or other transaction, in each case which is effected in such a way that the holders of Common Equity are entitled to receive (either directly or upon subsequent liquidation) stock, securities, cash, debt instruments or assets with respect to or in exchange for Common Equity is referred to herein as a "CORPORATE CHANGE." In case of any Corporate Change, each share of Series B Preferred Stock then outstanding will become convertible only into the kind and amount of securities, cash and other property receivable upon such Corporate Change by the holder of the number of shares of Common Stock into which such share of Series B Preferred Stock was convertible immediately prior thereto (assuming such holder of Common Stock failed to exercise any rights of election). The Company shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Company) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument the obligation to deliver to the holders of shares of Series B Preferred Stock such shares of stock, securities, cash, debt instruments or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

      (f) If any event occurs of the type contemplated by the provisions of this Section 8 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company's Board of Directors shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of the shares of Series B Preferred Stock; provided that no such adjustment shall increase the Conversion Price obtainable as otherwise determined pursuant to this Section 8.

      (g) If the Company declares or pays a dividend upon the Common Equity payable otherwise than out of earnings or earned surplus (determined in accordance with generally accepted accounting principles, consistently applied) except for a stock dividend payable in shares of Common Stock (a "LIQUIDATING DIVIDEND"), then the Company shall pay to each holder of a share of Series B Preferred Stock at the time of payment thereof the Liquidating Dividend which would have been paid to such holder on the Common Stock such holder would have owned had such holder fully exercised its right to convert the shares of Series B Preferred Stock into shares of Common Stock immediately prior to the date on which a record is taken for such Liquidating Dividend, or, if no record is taken, the date as of which the record holders of Common Equity entitled to such dividends are to be determined; provided, however, that if a Liquidating Dividend would involve the declaration or payment as a dividend of at least the lesser of (i) twenty percent (20%) of the Company's assets and (ii) Five Million Dollars ($5,000,000), then such Liquidating Dividend shall, at the option of the Majority Holders, be deemed to be a Liquidating Event and the rights of the holders of the shares of Series B Preferred Stock upon such Liquidating Event shall be governed by
Section 4 hereof.

      (h) Any transaction approved by the unanimous vote of the Acquisitions Committee or the unanimous vote of the Board pursuant to
Section 10(c)(4) hereof shall not result in any adjustment to the Conversion Price in effect as of the closing of such transaction.

      SECTION 9.   NO REDEMPTION.

           The shares of Series B Preferred Stock shall not be subject to mandatory redemption by the Company.

      SECTION 10.    VOTING RIGHTS AND RELATED PROVISIONS.

      (a) The Holders of shares of the Series B Preferred Stock will have the right to vote with the holders of Common Stock and the holders of the Series C Preferred Stock with respect to all matters submitted to a shareholder vote, except for the election of directors, which will be governed by Section 10(b) below. Each Holder of Series B Preferred Stock will have one vote for every share of Common Stock into which each share of Series B Preferred Stock is convertible pursuant to Sections 5 and 7 hereof as of the record date for such vote; provided, however, that the aggregate number of votes under this Section 10(a), when combined with the aggregate number of votes attributable to the holders of the Series C Preferred Stock pursuant to Section 10(a) of the Certificate of Designation with respect to the Series C Preferred Stock, with respect to any given matter submitted to a shareholder vote, shall not exceed 37% of the total number of votes eligible to be cast with respect to such matter (the "AGGREGATE VOTING LIMITATION"). In order to effectuate the Aggregate Voting Limitation, the eligible votes allocable to each holder of shares of Series B Preferred Stock and Series C Preferred Stock shall be reduced, on a pro rata basis based on the percentage of aggregate Series B Preferred Stock and Series C Preferred Stock liquidation preference attributable to the shares owned by such holder, to the highest whole number consistent with the Aggregate Voting Limitation.
Any shares of Series B Preferred Stock or Series C Preferred Stock held by the Company or any Subsidiary of the Company shall not have voting rights hereunder and shall not be counted in determining the presence of a quorum or in calculating any percentage of shares under this Section 10.

      (b) The provisions set forth in this Section 10(b) shall govern the rights of the holders of the Series B Preferred Stock to elect directors of the Company:

         (1)  SERIES B DIRECTORS; JOINT DIRECTOR.

              (A) The number of directors of the Company shall be as from time to time fixed by, or determined in the manner provided in, the Certificate of Incorporation and the Bylaws of the Company (subject, in all respects, to the protective provisions contained in Section 11 hereof). Prior to a Type B Event Date, the number of directors shall be no less than eight (8) nor more than nine (9), of which one member shall be the Joint Director.
    Two of such directors shall be designated as "SERIES B DIRECTORS" and shall be elected by the Majority Holders and one such director shall be designated as "Joint Director" and shall be an Independent director nominated by the Majority Holders of the Series B Preferred Stock and the Majority Holders of the Series C Preferred Stock, approved by the Board of Directors in its sole discretion. Unless a Type B Conversion Notice has been given, one Series B Director shall automatically be removed if the aggregate liquidation preference with respect to the Series B Preferred Stock owned by the Initial Purchaser and the Initial Purchaser Affiliates, taken as a whole, falls below 50% but is no less than 25% of the total liquidation preference of the shares of Series B Preferred Stock outstanding on the Initial Issue Date. Unless a Type B Conversion Notice has been given, both Series B Directors shall automatically be removed if the aggregate liquidation preference with respect to the Series B Preferred Stock owned by the Initial Purchaser and the Initial Purchaser Affiliates, taken as a whole, falls below

    25% of the total liquidation preference of the shares of Series B Preferred Stock outstanding on the Initial Issue Date. Prior to a Type B Event Date, the Majority Holders shall have the exclusive right to remove such Series B Director or Series B Directors without cause at any time and to designate another person or persons as the Series B Director or Series B Directors.

           (B) The Preferred Stock Directors shall be divided into three (3) classes as nearly equal in number as possible, with the term of office of the first Preferred Stock Director to be nominated and elected by the holders of the Series B Preferred Stock, at their option at any time after the initial issuance of the shares of Series B Preferred Stock, to expire at the annual meeting of stockholders held in 1998, the term of office of the second Preferred Stock Director to be nominated and elected by the holders of the Series B Preferred Stock upon initial issuance of the shares of Series B Preferred Stock to expire at the annual meeting of stockholders held in 2000, the term of office of the Preferred Stock Director to be nominated and elected by the holders of the Series C Preferred Stock upon initial issuance of the shares of Series C Preferred Stock to expire at the annual meeting of stockholders held in 1999, and the term of office of the Joint Director to expire at the annual meeting of stockholders for 1997.
    At each annual meeting of stockholders after such initial classification and election, directors elected to succeed those directors whose terms expire at such annual meeting shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election.

              (C) Upon a Type B Event Date, any Series B Director already serving as a member of the Board shall continue to serve in such position until the expiration of his term and the election of his successor or until his earlier death, removal, resignation or retirement. After a Type B Event Date, the Joint Director and the Series B Director or Directors shall be subject to removal only for cause and only by the affirmative vote of eighty percent (80%) of the combined voting power of the outstanding shares of the Corporation entitled to vote. The Preferred Stock Directors and the Joint Director shall not be removed without cause otherwise than as described in this Section 10(b)(1).

              (D) After a Type B Event Date, the Board of Directors shall comprise: (i) one Joint Director, until the expiration of his term, as provided herein; (ii) three Preferred Stock Directors, until the expiration of their respective terms, after which time such positions previously elected by holders of the series of Preferred Stock that gave the Type B Conversion Notice shall be subject to election by holders of shares of Series D Preferred Stock, subject to the limitations contained in the Series D Certificate of Designation; (iii) not less than four (4) nor more than five (5) additional directors elected by holders of shares of Common Equity and Series D Preferred Stock, subject to the limitations contained in the Series D Certificate of Designation; and (iv) such number of other directors (the "Conversion Directors") elected following a Type B Event Date by the holders of shares of Series D Preferred Stock as is determined pursuant to the Series D Certificate of Designation.

        (2) With respect to filling the vacancy on the Board of Directors with the initial Joint Director, the holders of shares of Series B Preferred Stock and Series C Preferred Stock shall give written notice to the Secretary of the Company of the identity of the person nominated by such holders. Such written notice shall be executed, manually, or by photocopy or facsimile, in any number of counterparts, by the Majority Holders of the Series B Preferred Stock and by the Majority Holders of the Series C Preferred Stock. The person so nominated shall be "independent," which means that such person shall not be a director, officer, or employee or affiliate (as defined in Section 203(c) of the Delaware General Corporation Law) of any of the holders of Series B Preferred Stock or Series C Preferred Stock or the Company. Upon receipt of such written notice, the Board of Directors shall have ten (10) business days in which to approve or disapprove such nominee. If the Board of Directors approves such nominee, such nominee shall immediately fill such vacancy. If the Board of Directors disapproves such nominee, the Secretary of the Company shall immediately give written notice thereof to all of the holders of shares of Series B Preferred Stock and Series C Preferred Stock. If such a written notice from the Secretary has not been received by such holders twelve (12) business days after the receipt by the Company of such written notice of nomination, then the Board of Directors shall be conclusively deemed to have approved such nominee and such nominee shall immediately fill such vacancy. If such written notice from the Secretary has been so received within such twelve (12) business days, such holders may nominate another independent person by written notice to the Secretary, subject to the same approval process as hereinabove provided. Such process of nomination and approval or disapproval shall continue until an independent person is nominated who is approved or deemed to be approved by the Board of Directors. No nominations for such director shall be made or received other than as described in this Section 10(b)(2).

         (3) With respect to the nomination and election of succeeding Joint Directors, the holders of shares of Series B Preferred Stock and Series C Preferred Stock shall give timely written notice to the Secretary of the Company of the identity of the person nominated by such holders. Such written notice shall be executed, manually, or by photocopy or facsimile, in any number of counterparts, by the Majority Holders of the Series B Preferred Stock and by the Majority Holders of the Series C Preferred Stock. Such written notice shall be timely if received at the principal executive office of the Company not less than 60 days nor more than 120 days before the meeting of shareholders at which such director is to be elected. The person so nominated shall be "independent," which means that such person shall not be a director, officer, employee or affiliate (as defined in Section 203(c) of the Delaware General Corporation Law) of any of the holders of Series B Preferred Stock or Series C Preferred Stock or the Company. Upon receipt of such written notice, the Board of Directors shall have ten (10) business days in which to approve or disapprove such nominee. If the Board of Directors disapproves such nominee, the Secretary of the Company shall immediately give written notice thereof to all of the holders of shares of Series B Preferred Stock and Series C Preferred Stock. If such a written notice from the Secretary has not been received by such holders twelve (12) business days after the receipt by the Company of such written notice of nomination, then the Board of Directors shall be conclusively deemed to have approved such nominee. If such written notice from the Secretary has been so received within such twelve (12) business days, such holders may nominate another independent person by written notice to the Secretary, subject to the same approval process as hereinabove provided. Such process of nomination and approval or disapproval shall continue until an independent person is nominated who is approved or deemed to be approved by the Board of Directors. No nominations for such director shall be made or received other than as described in this Section 10(b)(3). Election of such person shall be by the holders of shares of the Company's Common Stock.

         (4) Prior to a Type B Event Date, a vacancy of a Preferred Stock Director position shall be filled only by a majority vote of or written consent of holders of a majority of the then outstanding shares of the series of Preferred Stock that elected the director whose death, resignation, retirement, disqualification or removal from office caused the vacancy. Prior to a Type B Event Date, a vacancy of the position of Joint Director shall be filled only by the Board of Directors, following nomination by holders of a majority of the then outstanding shares of Series B Preferred Stock and holders of a majority of the then outstanding shares of the Series C Preferred Stock, pursuant to the procedure described in Section 10(b)(2). Directors chosen pursuant to any of the foregoing provisions shall hold office for a term expiring at the annual meeting of stockholders at which the term of the class to which they have been elected expires and until their successors are duly elected and have qualified or until their earlier resignation or removal. If holders of shares of Series B Preferred Stock shall, pursuant to the certificate of incorporation, cease to have the right to elect two Preferred Stock Directors but still shall have the right to elect one Preferred Stock Director, then holders of a majority of the then outstanding shares of Series B Preferred Stock shall promptly designate by written notice to the Company one of the two Preferred Stock Directors elected by holders of shares of Series B Preferred Stock as the director to be retained, and the other such director shall be deemed to have resigned immediately upon receipt by the Company of such written notice. If holders of shares of Series B Preferred Stock shall, pursuant to the certificate of incorporation, but not as a result of a Type B Conversion, cease to have the right to elect any Preferred Stock Directors, then the two directors elected by holders of shares of Series B Preferred Stock shall be deemed to have resigned immediately upon such cessation. Upon the occurrence of any such deemed resignation referred to in the immediately preceding two sentences, the directorship previously held by the director deemed to have resigned shall automatically become a vacancy to be filled by the Board of Directors.

         (5) Shares of Series B Preferred Stock shall be deemed to be shares "entitled to vote" or "entitled to vote in the election of directors" for purposes of the provisions of the Certificate of Incorporation that employ such terms, and, for purposes of such provisions at any time, each outstanding share of Series B Preferred Stock shall count as such number of shares of Common Stock into which such share of Series B Preferred Stock is then convertible pursuant to Sections 5 and 7 hereof (subject to the percentage limitation set forth in Section 10(a) hereof as such percentage limitation would otherwise apply pursuant to such Section).


    (c) Immediately following the initial issuance of shares of Series B Preferred Stock, the Board of Directors shall appoint the following committees of the Board of Directors with the respective duties, membership and voting requirements stated below. After such appointment and until a Type B Event Date, the following matters shall be deemed approved by the Board of Directors only upon receiving the affirmative vote of a majority of the Board of Directors and a majority of the directors elected by the holders of the Series B Preferred Stock and the Series C Preferred Stock: (A) a decision to eliminate or discharge the Audit Committee, Compensation Committee, Executive Committee or the Acquisitions Committee, as described more fully below (such committees are the "Committees"), (B) a decision to reduce, narrow, attenuate or otherwise weaken the delegation of powers by the Board of Directors to any of the Committees, unless such reduction, narrowing, attenuation or other weakening is the transfer of delegated powers from the Compensation Committee or the Acquisitions Committee to the Executive Committee, (C) a decision to change the number of members of any Committee, the identity of the persons or entities entitled to select each of the members of any Committee, the size of the required vote for approval by any Committee and the size of the required vote of the Board of Directors necessary to approve actions that failed to obtain the required approval vote on the appropriate Committee; and (D) a decision to create any new committee. If the holders of the Series B Preferred Stock shall cease to have the right to nominate and elect any director at all, otherwise than as a result of the conversion of their shares of Series B Preferred Stock in a Type B Conversion, then such holders shall no longer have the right to select any member of any of the committees set forth below and the member or members of such committees selected by such holders shall automatically cease to be a member or members of such committees.

        (1) COMPENSATION COMMITTEE. The Compensation Committee shall consist of three (3) members, at least one (1) of whom shall be selected jointly by the Series B Directors and director elected by holders of the Series C Preferred Stock (the "SERIES C DIRECTOR"), and who shall be a director. An affirmative vote of at least two (2) members of the Compensation Committee shall be required for approval of matters considered by the Compensation Committee. The Compensation Committee shall ensure that the representative on the Compensation Committee nominated by the Series B Directors and the Series C Director receive adequate notice of and an opportunity to participate in any meetings of the Compensation Committee;

        (2)  AUDIT COMMITTEE.  The Audit Committee shall consist of three
    (3) directors, including as many Independent directors as are available, not to exceed three (3). An affirmative vote of at least two (2) members of the Audit Committee shall be required for approval of matters considered by the Audit Committee.

        (3) EXECUTIVE COMMITTEE. The Executive Committee shall consist of four (4) members, one (1) of whom shall be selected by the Series B Directors (and shall be a Series B Director), one (1) of whom shall be the Series C Director and two (2) of whom shall be selected by the Board of Directors. The members selected by the Series B Directors and the Series C Director may be removed only by the Series B Directors and the Series C Director, respectively.
    The Executive Committee shall, in addition to the customary duties of an executive committee, have the right to approve any financing activity, including but not limited to the Capital Budget Plan. An affirmative vote of at least three (3) members of the Executive Committee shall be required for approval of any matters considered by the Executive Committee.
    Each financing activity not approved by the Executive Committee may be referred to the Board of Directors for approval, which approval shall require a Supermajority Vote; and

        (4) ACQUISITIONS COMMITTEE. The Acquisitions Committee shall consist of four (4) members, one (1) of whom shall be selected by the Series B Directors (and shall be a Series B Director), one (1) of whom shall be the Series C Director, and two (2) of whom shall be selected by the Board of Directors (and shall be directors). The Acquisitions Committee shall have the right to approve any transaction of the types described in Section 11(n), (o), (p) and (q) with respect to which transaction the aggregate consideration payable in connection with such transaction (including, without limitation, cash consideration, the fair market value of any securities and the net present value of any deferred consideration) is less than $15 million. A unanimous vote of the Acquisitions Committee shall be required for approval of any matters considered by the Acquisitions Committee. Except as described in Section 10(d)(5) below, each matter considered but not unanimously approved by the Acquisitions Committee may be referred to the Board of Directors for approval, which approval shall require a majority vote of the Board of Directors.

       (5) CERTAIN TRANSACTIONS. The unanimous approval of the Acquisitions Committee or the unanimous approval of the Board of Directors shall be required before the Company or any of its Subsidiaries engage in a transaction of the types described in Section 11(n), (o) (which, only for purposes of this clause, shall also apply to Capital Expenditures made by the Company in the ordinary course of business), (p) and (q), in which transaction: (A) the aggregate consideration payable in connection with such transaction (including, without limitation, cash consideration, the fair market value of any securities and the net present value of any deferred consideration) is less than $15 million; and (B) the Company is to issue its Common Equity at an implicit or explicit price of less than $8.375 per share. Such implicit price shall be determined in an appraisal approved unanimously by the Acquisitions Committee or unanimously by the Board of Directors, such appraisal to be performed by an independent appraiser selected unanimously by the Acquisitions Committee or unanimously by the Board of Directors.

    (d) Prior to a Type B Event Date, the following matters shall be deemed approved by the Board of Directors only upon a Supermajority Vote in respect of any such matter:

         (1)  Approving the annual Capital Budget Plan; and

         (2) Approving the Company entering into any financing activity not approved by the Executive Committee.

    (e) The bylaws of the Company may be altered, amended, or repealed or new bylaws may be adopted by the stockholders or by the Board of Directors at any regular or special meeting of the stockholders or the Board of Directors, but only if such alteration, amendment, repeal, or adoption has been approved:

         (1) in case of adoption by the Board of Directors prior to the First Meeting following a Type B Event Date, by a majority of the Preferred Stock Directors and either (A) a majority of the entire Board of Directors (if such alteration, amendment, repeal, or adoption does not increase the number of directors) or (B) by at least 80% of the members of the entire Board of Directors (if such alteration, amendment, repeal, or adoption does increase the number of directors);

         (2) in case of adoption by the stockholders at any meeting of stockholders (other than the First Meeting following a Type B Event Date) with a record date on or prior to a Type B Event Date, by holders of at least eighty percent (80%) of the outstanding shares of the Corporation entitled to vote in the election of directors, voting as one class, and by holders of a majority of the shares, outstanding as of such record date, of whichever (or both) of Series B Preferred Stock and Series C Preferred Stock continued (as of such record date) to have the right under the certificate of incorporation to elect one or more Preferred Stock Directors.

    (f) If a Type B Event Date occurs prior to October 14, 1999, then the following provisions shall apply:

         (1) From such Type B Event Date until the second subsequent annual stockholders meeting of the Company after such Type B Event Date, none of the following actions or transactions shall be effected by the Company or approved by the Company as a stockholder of any Subsidiary of the Company, and neither the Initial Purchaser nor any Initial Purchaser Affiliates shall engage in, or be a party to, any of the following actions or transactions involving the Company or any Subsidiary of the Company, if, as of the record date for the determination of the stockholders entitled to vote thereon, or consent thereto, any other Person which obtained its equity interest in the Company as a result of a transfer of securities from the Initial Purchaser or any Initial Purchaser Affiliate beneficially owns or controls, directly or indirectly, five percent (5%) or more of the outstanding shares of the Company entitled to vote:

              (A) any merger or consolidation of the Company or any of its Subsidiaries with or into such other Person;

              (B) any sale, lease, exchange or other disposition of all or any substantial part of the assets of the Company or any of its Subsidiaries to such other Person;

              (C) the issuance or delivery of any voting securities of the Company or any of its Subsidiaries to such other Person in exchange for cash, other assets or securities, or a combination thereof; or

              (D)  any dissolution or liquidation of the Company;

    PROVIDED, HOWEVER, that such prohibition shall not apply with respect to any such action or transaction approved by (I) the affirmative vote of not less than eighty percent (80%) of the outstanding shares of the Company entitled to vote or (II) at least two-thirds (2/3) of the directors of the Company (which must include either (i) the Joint Director, if either (x) such Joint Director served in such position as of the Type B Event Date, or
    (y) such Joint Director has been approved by a majority of the directors who were Common Stock Directors as of the Type B Event Date, or (ii) at least one director who was a Common Stock Director prior to the Type B Event Date, unless neither the Joint Director, nor any of such Common Stock Directors continue to serve on the Board of Directors at such time). For purposes of this Section 10(f), a Person shall be deemed to own or control, directly or indirectly, any outstanding shares of stock of the Company (A) which it has the right to acquire pursuant to any agreement, or upon the exercise of conversion rights, warrants or options, or otherwise, or (B) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (A) above), by any other corporation, person or other entity (x) with which it or its "affiliate" or "associate" (as defined below) has any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting or disposing of stock of the Company or (y) which is its "affiliate" or "associate," as those terms are defined under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         (2) No transfer of Series C Preferred Stock may be made by the Initial Purchaser or any Initial Purchaser Affiliate (other than a transfer permitted under Rule 144 under the Securities Act or a transfer pursuant to a registered offering under registration rights from the Company) unless prior thereto, the transferee in such transfer shall have agreed to be bound by the terms of Section 10(f)(1).

SECTION 11.   PROTECTIVE PROVISIONS.

    Without limiting the provisions of any other Series of Preferred Stock, for so long as the Initial Purchaser and the Initial Purchaser Affiliates, taken as a whole, owns or own at least 33% in total liquidation preference, taken as a whole, of the outstanding shares of Series B Preferred Stock, the Company shall not take, and shall cause its Subsidiaries not to take, any of the following actions without the affirmative vote of holders of at least sixty-seven percent (67%) of the shares of the Series B Preferred Stock then outstanding:

    (a) alter, change or amend (by merger or otherwise) any of (i) the rights, preferences and privileges of the Series B Preferred Stock or any other class of Capital Stock, or (ii) the terms or provisions of any Option or Convertible Security;

    (b) enter into any transaction or event that could result in a Special Corporate Event with respect to the Company or any Subsidiary;

    (c) initiate any Liquidating Event with respect to the Company or any Subsidiary;

    (d) amend, restate, alter, modify or repeal (by merger or otherwise) the Certificate of Incorporation or the Amended Bylaws of the Company, including, without limitation, amendment, restating, modifying or repealing (by merger or otherwise) any certificate of designation or preferences (as in effect from time to time) relating to the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock or the Series D Preferred Stock, including, without limitation, the filing by the Company of a certificate with the Secretary of State of the State of Delaware, pursuant to Section 151(g) of the Delaware General Corporation Law, setting forth a resolution or resolutions adopted by the Board of Directors of the Company that none of the authorized shares of Series D Preferred Stock are outstanding and that none will be issued subject to the Series D Certificate of Designation;

    (e) amend, restate, alter, modify or repeal (by merger or otherwise) or permit any Subsidiary to amend, restate, alter, modify or repeal (by merger or otherwise) the certificate of incorporation, other organizational documents, or bylaws of any Subsidiary in any material respect;

    (f) change the number of directors of the Company to a number less than eight (8) or more than nine (9) or the manner in which the directors are selected, as provided in the Certificate of Incorporation, Amended Bylaws, Series B Preferred Stock Certificate of Designation, Series C Preferred Stock Certificate of Designation and Series D Preferred Stock Certificate of Designation;

    (g) incur any Indebtedness, in the aggregate with respect to the Company and its Subsidiaries, in excess of $15 million in any Fiscal Year; PROVIDED, HOWEVER, that this provision shall not apply to draw-downs under any credit facility as to which a credit agreement had been executed and delivered on or prior to the Initial Issue Date;

    (h) become a party to Operating Leases during any Fiscal Year with respect to which the present value of all payments due during the term of such Operating Leases in the aggregate (determined using a discount rate of 10%) exceed $15 million;

    (i) create, authorize or issue any shares of Series B Preferred Stock or any class or series of Senior Securities, Parity Securities or Supervoting Securities or shares of any such class or series;

    (j) reclassify any authorized stock of the Company into Series B Preferred Stock or any class or series of Senior Securities, Parity Securities, Supervoting Securities or shares of such class or series;

    (k) increase or decrease the authorized number of shares of Series B Preferred Stock or any class or series of Senior Securities or Parity Securities or shares of any such class or series;

    (l) issue any equity security below either the then current Market Price (without deduction for any underwriters' discount) or the then-applicable Conversion Price other than for (A) management stock options currently authorized and available for grant for not more than Three Hundred Thousand (300,000) shares of Common Stock in the aggregate, in which senior management of the Company shall not participate, (B) management stock options exercisable at not less than the then-applicable Conversion Price per share of Common Stock issued after October 14, 1997, exercisable for not more than Five Hundred Thousand (500,000) shares of Common Stock in the aggregate, in which only certain members of senior management of the Company shall participate, and
(C) the Common Stock underlying such management stock options and other stock options outstanding as of October 14, 1997;

    (m) declare or pay any dividend or make any distribution (including without limitation by way of redemption, purchase or other acquisition) with respect to shares of Capital Stock or any securities convertible into, or exercisable, redeemable or exchangeable for, any share of Capital Stock (including without limitation any Option or Convertible Security) directly or indirectly, whether in cash, obligations or shares of the Company or other property;

    (n) acquire, in one or a series of related transactions, any equity ownership interest or interests of any Person, where the aggregate consideration payable in connection with such acquisition (including without limitation cash consideration, the fair market value of any securities and the net present value of any deferred consideration) is equal to or greater than $15 million;

    (o) acquire any asset or assets of any Person in any transaction or transactions, where the aggregate consideration payable in connection with any single such transaction (including, without limitation, cash consideration, the fair market value of any securities and the net present value of any deferred consideration), whether such transaction is effected in a single transaction or series of related transactions, is greater than $15 million; PROVIDED, HOWEVER, that this provision shall not apply to Capital Expenditures made by the Company in the Ordinary Course of Business;

    (p) merge or consolidate with any Person, or permit any other Person to merge into it, where (i) the stockholders of the Company immediately prior to the consummation of such merger or consolidation shall, immediately after the consummation of such merger or consolidation, hold securities possessing more than 50% of both the total voting power of and the beneficial ownership interests in the surviving entity of such merger or consolidation and (ii) the equity holders of the subject Person immediately prior to the consummation of such transaction shall receive (directly or indirectly) aggregate consideration payable in connection with such transaction (including without limitation cash consideration, the fair market value of any securities and the net present value of any deferred consideration) equal to or greater than $15 million,

    (q) cause or permit any Subsidiary to merge or consolidate with any Person (other than the Company or a wholly-owned Subsidiary of the Company), or cause or permit any other Person to merge into it, where: (i) the stockholders of such Subsidiary immediately prior to the consummation of such merger or consolidation shall, immediately after the consummation of such merger or consolidation, hold securities possessing more than 50% of both the total voting power of and the beneficial ownership interests in the surviving entity of such merger or consolidation and (ii) the equity holders of the subject Person immediately prior to the consummation of such transaction shall receive (directly or indirectly) aggregate consideration payable in connection with such transaction (including without limitation cash consideration, the fair market value of any securities and the net present value of any deferred consideration) equal to or greater than $15 million;

    (r) substantially and materially engage in, either through acquisition or internal development, any business other than the business of providing diagnostic services to the healthcare industry;

    (s) make or permit any of its Subsidiaries to make Capital Expenditures any fiscal year in excess, in the aggregate, of two percent (2%) above the approved Capital Budget Plan for such fiscal year of the Company unless such expenditure is approved by the Executive Committee of the Board of Directors or a Supermajority Vote of the Board of Directors of the Company;

    (t) (i) sell, transfer, convey, lease or dispose of, outside the Ordinary Course of Business, any assets or properties of the Company or any Subsidiary, whether now or hereafter acquired, in any transaction or transactions, if (X) the aggregate consideration payable in connection with any single such transaction (including, without limitation, cash consideration, the fair market value of any securities and the net present value of any deferred consideration), is greater than $5 million or (Y) the aggregate consideration payable in connection with all such transactions (including, without limitation, cash consideration, the fair market value of any securities and the net present value of any deferred consideration), consummated after the Initial Issue Date, taken as a whole, is or would become as a result of such transaction greater than $20 million; (ii) undergo or cause or permit any Subsidiary to undergo a reorganization or recapitalization; (iii) merge or consolidate with any Person, or permit any other Person to merge into it, where the stockholders of the Company immediately prior to the consummation of such merger or consolidation shall, immediately after the consummation of such merger or consolidation, hold securities possessing 50% or less of either the total voting power of or the beneficial ownership interests in the surviving entity of such merger or consolidation; (iv) cause or permit any Subsidiary to merge or consolidate with any other Person (other than the Company or a wholly-owned Subsidiary of the Company), or cause or permit any other Person to merge into such Subsidiary, where the stockholders of such Subsidiary immediately prior to the consummation of such merger or consolidation shall, immediately after the consummation of such merger or consolidation, hold 50% or less of either the total voting power of or the beneficial ownership interests in the surviving entity of such merger or consolidation if (X) the value of the assets of such Subsidiary is greater than $5 million or (Y) the aggregate value of the assets of all such Subsidiaries with respect to all such mergers or consolidations consummated after the Initial Issue Date, taken as a whole and including such transaction, is or would become as a result of such transaction greater than $20 million;

    (u) permit any Subsidiary of the Company to issue or sell any share of Capital Stock, Option or Convertible Security; PROVIDED, HOWEVER, that the Company may form a new Subsidiary not all of the equity securities of which need be owned directly or indirectly by the Company (a "PARTIAL SUBSIDIARY"), but only if (i) at the time of creation of such Partial Subsidiary, such Partial Subsidiary is designated as such in a written notice to the holders of the shares of Series B Preferred Stock, and, (ii) cumulatively through time no more than $5,000 of assets (in the aggregate) are transferred to such Partial Subsidiary by the Company or any other Subsidiary, and (iii) no liabilities of such Partial Subsidiary are ever assumed or guaranteed by the Company or any other Subsidiary; or

    (v) issue any share of Series D Preferred Stock, otherwise than pursuant to a Type B Conversion.

    The rights provided to holders of shares of Series B Preferred Stock in this Section 11 shall be in addition to and not in lieu of the other rights and protections granted to the holders of the shares of Series B Preferred Stock hereunder.

         SECTION 12.    REISSUANCE OF SERIES B PREFERRED STOCK.

    Shares of Series B Preferred Stock that have been issued and reacquired or converted in any manner, including shares purchased, redeemed, exchanged, or converted into shares of Common Equity, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized but unissued shares of preferred stock of the Company undesignated as to series and may be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Company, provided that such shares may not in any event be reissued as Series B Preferred Stock.

         SECTION 13.    BUSINESS DAY.

         If any payment, redemption or exchange shall be required by the terms hereof to be made on a day that is not a Business Day, such payment, redemption or exchange shall be made on the immediately succeeding Business Day.

         SECTION 14.    CERTAIN NOTIFICATION OBLIGATIONS.

    The Company will notify the Initial Purchaser of each subsequent sale or disposition of any assets or properties of either the Company or any Subsidiary (other than in the Ordinary Course of Business) once the aggregate consideration payable in connection with all such sales or dispositions for the Company and its Subsidiaries outside the Ordinary Course of Business

(including without limitation cash consideration, the fair market value of any securities and the net present value of any deferred consideration) exceeds $10,000,000 in any fiscal year.

    SECTION 15.    PREEMPTIVE RIGHTS

    (a) Subject to the terms and conditions specified in this Section 15, the Company hereby grants to each holder of shares of Series B Preferred Stock a right of first offer with respect to future sales in any transaction or proposed transaction not involving a public offering by the Company of its shares of Common Equity or any securities convertible or exchangeable, directly or indirectly, into Common Equity (collectively, "PREEMPTIVE SECURITIES"). Preemptive Securities shall include, without limitation, all shares of Common Stock and all Convertible Securities.

    (b) Each time the Company proposes to offer any Preemptive Securities in a transaction not involving a public offering of such Preemptive Securities, the Company shall first make an offering of such Preemptive Securities to each holder of shares of Series B Preferred Stock in accordance with the following provisions:

         (1) The Company shall deliver a notice by certified mail (the "PREEMPTIVE NOTICE") to each holder of shares of Series B Preferred Stock stating (i) its bona fide intention to offer Preemptive Securities, (ii) the number of such Preemptive Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such Preemptive Securities. In addition, the Preemptive Notice will contain all other information which would be provided to prospective purchasers with respect to the proposed offering.

         (2) With respect to any Type A Offering of Preemptive Securities, by written notification given by each holder of shares of Series B Preferred Stock within 15 Business Days from the date of the Preemptive Notice, each holder may elect to purchase or obtain, at the price and on the terms specified in the Preemptive Notice, up to that portion of such Preemptive Securities which equals the proportion that the number of shares of Common Stock issuable upon conversion of the shares of Series B Preferred Stock then held by such holder bears to the total number of shares of Common Stock of the Company then outstanding (assuming full conversion of all convertible securities, including without limitation the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock).

         (3) With respect to any Type B Offering of Preemptive Securities, by written notification given by each holder of shares of Series B Preferred Stock within 15 Business Days from the date of the Preemptive Notice, each holder may elect to purchase or obtain, at the price and on the terms specified in the Preemptive Notice, up to that portion of such Preemptive Securities which equals the proportion that the number of shares of Common Stock issuable upon conversion of the shares of Series B Preferred Stock then held by such holder bears to the number of shares of Common Stock of the Company into which the outstanding shares of Series B Preferred Stock and the outstanding shares of Series B Preferred Stock are then convertible.

         (4) If any of the holders of Series B Preferred Stock decline to exercise any right of refusal with respect to any offering to such holders of Series B Preferred Stock of any Preemptive Securities, such holders (the "DECLINING SERIES B HOLDERS") shall give written notification of such election to decline to exercise such rights to the Company within 15 Business Days from the date of the Preemptive Notice. Within 3 Business Days thereafter, the Company shall give written notification (the "DECLINED PREEMPTIVE SECURITIES NOTICE") to each holder of Series B Preferred Stock of the following: (i) the total number of shares of Preemptive Securities which the Declining Series B Holders declined to purchase (collectively, the "DECLINED PREEMPTIVE SECURITIES"), and (ii) the price and terms specified in the Preemptive Notice relating to such Declined Preemptive Securities.

         (5) By written notification given by each holder of shares of Series B Preferred Stock within 3 Business Days from the date of the Declined Preemptive Securities Notice, each holder of Series B Preferred Stock may elect to purchase or obtain, at the price and on the terms specified by the Company for such sale of such Preemptive Securities, such Declined Preemptive Securities at the price and on the terms specified in the Preemptive Notice; PROVIDED, HOWEVER, that if the total number of Declined Preemptive Securities so elected to be purchased by such holders of Series B Preferred Stock pursuant hereto (collectively, the "ELECTING HOLDERS") exceeds the total number of Declined Preemptive Securities, each such Electing Holder shall purchase, and the Company shall sell to such Electing Holder, that portion of the total number of Declined Preemptive Securities which equals the proportion that the number of shares of Common Stock issuable upon conversion of the shares of Series B Preferred Stock then held by such holder bears to the number of shares of Common Stock of the Company into which the outstanding shares of all Electing Holders are then convertible.

         (6) If all Preemptive Securities referred to in any Preemptive Notice are not elected to be obtained as provided in Section 15(b)(2) or 15(b)(3), or Section 15(b)(4) or 15(b)(5), as applicable, the Company may, at any time after the latest date set forth above for the exercise of the right to purchase any such Preemptive Securities by any holder of Series B Preferred Stock (the "PREEMPTIVE RIGHT EXPIRATION DATE") to the date sixty (60) days from the Preemptive Right Expiration Date offer the remaining unsubscribed portion of such Preemptive Securities to any Person or Persons at a price equal to the price specified in the relevant Preemptive Notice. If the Company does not enter into an agreement for the sale of the Preemptive Securities within sixty (60) days after the Preemptive Right Expiration Date, or if such agreement is not consummated within ninety (90) days of the Preemptive Right Expiration Date, the right provided under this Section 15 shall be deemed to be revived and such Preemptive Securities shall not be offered unless first reoffered to each holder of shares of Series B Preferred Stock in accordance herewith.

         (7) The rights set forth in this Section 15 shall not be applicable to the issuance or sale of shares of Common Stock pursuant to Options approved by the Board to officers, directors and employees of the Company for the primary purpose of soliciting or retaining their employment or services.

    SECTION 16.    DEFINITIONS.

    As used in this Certificate, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

    "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of a majority or more of the voting securities of a Person shall be deemed to be control.

    "AMENDED BYLAWS" means the Amended and Restated Bylaws of the Company, as in effect from time to time.

    "AGGREGATE VOTING LIMITATION" has the meaning set forth in Section 10(a).

    "BOARD" or "BOARD OF DIRECTORS" means the Board of Directors of the Company.

    "BUSINESS DAY" means any day other than a Legal Holiday.

    "CAPITAL BUDGET PLAN" means, for each fiscal year of the Company, the plan of the Company for making Capital Expenditures for such fiscal year which has been approved for such fiscal year by either the Executive Committee or a Supermajority Vote of the Board of Directors of the Company.

    "CAPITAL EXPENDITURES" means, for any period, expenditures made by the Company or any of its Subsidiaries to acquire or construct fixed assets, plant and Fixtures and Equipment (including additions, improvements, upgrades and replacements, but excluding repairs) during such period calculated in accordance with GAAP.

    "CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

    "CAPITAL STOCK" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a

Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

    "CERTIFICATE OF INCORPORATION" means the certificate of incorporation (as defined in Section 104 of the Delaware General Corporation Law) of the Company in effect on the date hereof, including, without limitation, the Series A, Series B, Series C and the Series D Certificates of Designation.

    "CHANGE OF CONTROL" with respect to a Person shall be deemed to have occurred (i) at such time as any person (as defined in Section 13(d)(3) of the Securities and Exchange Act of 1934) at any time shall directly or indirectly acquire more than 40% in outstanding voting power of such Person, (ii) at such time as during any one year period, individuals who at the beginning of such period constitute such Person's Board of Directors or other governing body cease to constitute at least a majority of such board or governing body (provided, however, that a change in directors upon a Type B Event Date shall not be deemed to cause a Change in Control pursuant to this clause (ii)), (iii) upon consummation of a merger or consolidation of such Person into or with another Person in which the shareholders of the subject Person immediately prior to the consummation of such transaction shall own less than Fifty Percent (50%) of the voting securities of the surviving Person (or the parent corporation of the surviving Person where the surviving Person is wholly-owned by the parent corporation) immediately following the consummation of such transaction or (iv) the sale, transfer or lease of all or substantially all of the assets of such Person, in any of cases (i), (ii), (iii) or (iv) in a single transaction or series of related transactions; PROVIDED, that no Change of Control hereunder with respect to the Company shall be deemed to occur solely by reason of (x) the ownership by the Initial Purchaser or any Affiliate thereof or the Majority Holders of the Series C Preferred Stock or any Affiliate thereof of any Capital Stock of the Company or (y) the conversion of shares of Series C Preferred Stock into either Series D Preferred Stock (and any change in the Board of Directors incident thereto) or Common Stock, or (z) the conversion of shares of Series D Preferred Stock into Common Stock.

    "COMMITTEES" has the meaning set forth in Section 10(e).

    "COMMON EQUITY" means all shares now or hereafter authorized of any class of common stock of the Company (including the Common Stock) and any other stock of the Company, however designated, authorized after the date hereof, which has the right (subject always to prior rights of any class or series of preferred stock) to participate in any distribution of the assets or earnings of the Company without limit as to per share amount.

    "COMMON STOCK" has the meaning set forth in Section 3(a).

    "COMMON STOCK DIRECTOR" means, for any period prior to any Type B Event Date, any director other than the Joint Director or a director elected by the holders of the Series B Preferred Stock or the Series C Preferred Stock.

    "COMPANY" means InSight Health Services Corp., a Delaware corporation.

    "CONVERSION DATE" means (i) in the event of a Type A Conversion, the date set forth in Section 5(a) (in the event of a partial conversion relating to a Partial Conversion Event) or Section 5(b) (in the event of any other conversion pursuant to Section 5), and (ii) in the event of a Type B Conversion, the date of receipt by the Company of the relevant Type B Conversion Notice.

    "CONVERSION DIRECTORS" has the meaning set forth in Section 10.

    "CONVERSION PRICE" has the meaning set forth in Section 8.

    "CONVERTIBLE SECURITY" means any stock or securities, directly or indirectly, convertible into or exchangeable for Common Equity, including without limitation any exchangeable debt securities.

    "CORPORATE CHANGE" has the meaning set forth in Section 8(e).

    "CREDIT FACILITY" means a credit facility to which the Company is a party with NationsBank, N.A.

    "DECLINED PREEMPTIVE SECURITIES" has the meaning set forth in Section 15(b)(4).

    "DECLINED PREEMPTIVE SECURITIES NOTICE" has the meaning set forth in
Section 15(b)(4).

    "DECLINING SERIES B HOLDERS" has the meaning set forth in Section 15(b)(4).

    "ELECTING HOLDERS" has the meaning set forth in Section 15(b)(5).

    "ENCUMBRANCE" means any claim, lien, pledge, option, charge, easement, security interest, right-of-way, encumbrance or other right of third parties, and, with respect to any securities, any agreements, understandings or restrictions affecting the voting rights or other incidents of record or beneficial ownership pertaining to such securities.

    "FIRST MEETING" means the meeting of the newly constituted Board of Directors to be held two calendar days after a Type B Event Date, at the principal offices of the Corporation.

    "FISCAL YEAR" means each year ending June 30, or any other fiscal year as approved by the Board of Directors.

    "FIXTURES AND EQUIPMENT" means all of the furniture, fixtures, furnishings, machinery, equipment and other tangible assets owned by the Company or any Subsidiary that are material to the conduct of their businesses as currently conducted.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect as of the Initial Issue Date.

    "INDEBTEDNESS" means, as to any Person without duplication, (a) all items which, in accordance with GAAP, would be included as a liability on the balance sheet of such Person and its Subsidiaries (including any obligation of such Person to the issuer of any letter of credit for reimbursement in respect of any drafts drawn under such letter of credit), excluding obligations in respect of deferred taxes and deferred employee compensation and benefits, and anything in the nature of capital stock, surplus capital and retained earnings; (b) the amount available for drawing under all letters of credit issued for the account of such Person; (c) Capital Lease Obligations of such Person; and (d) all obligations of other Persons that such Person has guaranteed, including, without limitation, all obligations of such Person consisting of recourse liabilities with respect to accounts receivable sold or otherwise disposed of by such Person; provided, however, that the term Indebtedness shall not include trade accounts payable (other than for borrowed money) arising in, and accrued expenses incurred in, the ordinary course of business of such Person, provided the same are not more than sixty (60) days overdue or are being contested in good faith.

    "INDEPENDENT" means any Person who is not an officer or employee of the Company or any Subsidiary or other Affiliate of the Company or otherwise paid any compensation or remuneration by the Company or any Subsidiary or other Affiliate of the Company other than director's fees.

    "INITIAL ISSUE DATE" means October 14, 1997.

    "INITIAL PURCHASER" shall mean the Persons to whom shares of Series B Preferred Stock are initially issued by the Company.

    "INITIAL PURCHASER AFFILIATE" means the Initial Purchaser, the general partner of any Initial Purchaser, and any investor in any Initial Purchaser or in the general partner of any Initial Purchaser, in any case, as of the date hereof.

    "JOINT DIRECTOR" has the meaning set forth in Section 10(b)(4).

    "JUNIOR SECURITIES" has the meaning set forth in Section 2.

    "LEGAL HOLIDAY" means a Saturday, a Sunday or a day on which banking institutions in the Company's principal place of business, the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

    "LIEN" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

    "LIQUIDATING DIVIDEND" has the meaning set forth in Section 8(g).

    "LIQUIDATING EVENT" has the meaning set forth in Section 4(b).

    "LIQUIDATION PREFERENCE" has the meaning set forth in Section 4(a).

    "MAJORITY HOLDERS," at any time, and with respect to any class or series of Capital Stock of the Company, means holders of a majority of the shares of such class or series then outstanding. If the term is used without reference to a particular class or series of Capital Stock of the Company, it means Majority Holders of the Series B Preferred Stock.

    "MARKET PRICE" means as to any security the average of the closing prices of any such security's sales on all domestic securities exchanges on which such security may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in Nasdaq as of 4:00 P.M., New York time, on such day, or, if on any day such security is not quoted in Nasdaq, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of twenty-one (21) Business Days consisting of the day as of which "Market Price" is being determined and the twenty (20) consecutive Business Days prior to such day; provided that if such security is listed on any domestic securities exchange the term "Business Days" as used in this sentence means business days on which such exchange is open for trading. If at any time such security is not listed on any domestic securities exchange or quoted in Nasdaq or the domestic over-the-counter market, the "Market Price" shall be the fair value thereof determined by the Company and approved by the Majority Holders; provided that if such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an appraiser jointly selected by the Company and the Majority Holders. The determination of such appraiser shall be final and binding on the Company and holders of the shares of Series B Preferred Stock, and the fees and expenses of such appraiser shall be paid by the Company.

    "OPERATING LEASE" shall mean any lease with respect to which the obligations of the lessee thereunder are, at the time any determination thereof is to be made, not required to be capitalized on the lessee's balance sheet in accordance with GAAP.

    "OPTION" shall mean any rights or options to subscribe for or purchase Common Equity or Convertible Securities.

    "ORDINARY COURSE OF BUSINESS" shall mean the ordinary course of business for a company engaged in the business of providing diagnostic services to the healthcare industry as so provided by the Company as of the Initial Issue Date; provided, that all sales by the Company or any Subsidiary, as the case may be, of inventory and sales of Fixtures and Equipment no longer used or useful in such business shall be deemed to be in the Ordinary Course of Business.

    "PARITY SECURITIES" has the meaning set forth in Section 2.

    "PARTIAL CONVERSION EVENT" means (i) the consummation of the sale by any holder of its shares of Series B Preferred Stock to a third party at any time approved by the Board, (ii) the consummation of a public offering of the Common Stock at any time and
(iii) at any time following April 14, 1999, the consummation of a private sale of Common Stock.

    "PARTIAL SUBSIDIARY" has the meaning set forth in Section 11(u).

    "PERSON" means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization or government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

    "PREEMPTIVE NOTICE" has the meaning set forth in Section 15(b).

    "PREEMPTIVE RIGHT EXPIRATION DATE" has the meaning set forth in Section 15(b)(6).

    "PREEMPTIVE SECURITIES" has the meaning set forth in Section 15(a).

    "PREFERRED STOCK DIRECTORS" means the Series B Directors and the Series C Director.

    "SECURITIES PURCHASE AGREEMENT" means the Securities Purchase Agreement dated as of October 14, 1997 between the Company and the Initial Purchaser.

    "SENIOR SECURITIES" has the meaning set forth in Section 2.

    "SERIES A PREFERRED STOCK" has the meaning set forth in Section 2.

    "SERIES B DIRECTOR" has the meaning set forth in Section 10.

    "SERIES B PREFERRED STOCK" has the meaning set forth in Section 1.

    "SERIES C DIRECTOR" has the meaning set forth in Section 10.

    "SERIES C PREFERRED STOCK" has the meaning set forth in Section 2.

    "SERIES D PREFERRED STOCK" has the meaning set forth in Section 2.

    "SPECIAL CORPORATE EVENT" with respect to a Person shall be deemed to have occurred (i) at such time as any person (as defined in Section 13(d)(3) of the Securities and Exchange Act of 1934) at any time shall directly or indirectly acquire more than 20% in outstanding voting power of such Person, (ii) at such time as during any one year period, individuals who at the beginning of such period constitute such Person's Board of Directors or other governing body cease to constitute at least a majority of such board or governing body (provided, however, that a change in directors upon a Type B Event Date shall not be deemed to cause a Special Corporate Event pursuant to this clause (ii)), (iii) upon consummation of a merger or consolidation of such Person into or with another Person in which the shareholders of the subject Person immediately prior to the consummation of such transaction shall own less than Fifty Percent (50%) of the voting securities of the surviving Person (or the parent corporation of the surviving Person where the surviving Person is wholly-owned by the parent corporation) immediately following the consummation of such transaction or (iv) the sale, transfer or lease of all or substantially all of the assets of such Person, in any of cases (i), (ii), (iii) or (iv) in a single transaction or series of related transactions; provided, that no Special Corporate Event hereunder with respect to the Company shall be deemed to occur solely by reason of the ownership by the Initial Purchaser or any Affiliate thereof or the Majority Holders of the Series C Preferred Stock or any Affiliate thereof of any Capital Stock of the Company.

    "SUBSIDIARY" means, with respect to any Person, (a) any corporation of which at least a majority in interest of the outstanding voting stock (having by the terms thereof voting power under ordinary circumstances to elect a majority of the directors of such corporation, irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned or controlled by such Person, by one or more Subsidiaries of such Person or by such Person and one or more of its Subsidiaries, or (b) any corporate or non-corporate entity in which such Person, one or more Subsidiaries of such Person, or such person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has an ownership interest and one hundred percent (100%) of the revenue of which is included in the consolidated financial reports of such Person consistent with GAAP.

    "SUPERMAJORITY VOTE" means the affirmative vote of six (6) directors of the Company with respect to the matter subject to such vote.

    "SUPERVOTING SECURITIES" means any class or series of the Company's Capital Stock the holders of which have the right to cast more than one vote per share and/or have the right to elect one or more members of the Board of Directors, voting as a class or series.

    "TYPE A CONVERSION" means a conversion of shares of Series B Preferred Stock into shares of Common Stock pursuant to Section 5 hereof.

    "TYPE A OFFERING OF PREEMPTIVE SECURITIES" means any proposed offering by the Company of Preemptive Securities in which the proposed sale price reflects a price per share of Common Stock at or above the higher of (i) the Market Price per share of Common Stock, determined as of the date of the Preemptive Notice relating to such offering and (ii) $8.375 per share of Common Stock.

    "TYPE B CONVERSION" means a conversion of shares of Series B Preferred Stock into shares of Series D Preferred Stock pursuant to Section 6 hereof.

    "TYPE B CONVERSION NOTICE" has the meaning set forth in Section 6(b).

    "TYPE B EVENT DATE" has the meaning set forth in Section 6(b).

    "TYPE B OFFERING OF PREEMPTIVE SECURITIES" means any proposed offering by the Company of Preemptive Securities in which the proposed sale price reflects a price per share of Common Stock below the higher of (i) the Market Price per share of Common Stock, determined

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

as of the date of the Preemptive Notice relating to such offering and (ii) $8.375 per share of Common Stock.

    "TYPE B TRIGGER DATE" means the date one year after the initial borrowing of funds under the Credit Facility.

     IN WITNESS WHEREOF, InSight Health Services Corp. has caused this Certificate to be executed by its Executive Vice President and Secretary this 14th day of October, 1997.

                                      INSIGHT HEALTH SERVICES CORP.


                                      By:  /s/ Thomas V. Croal
                                           ----------------------------------
                                      Name:  Thomas V. Croal
                                      Office:  Executive Vice President
                                                    and Secretary


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